Exhibit 99.1

Contacts:	Fred Adams, Jr., Chairman and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS, INC. ANNOUNCES AGREEMENT
TO ACQUIRE TAMPA FARM SERVICE, INC.

JACKSON, Miss. (November 28, 2008) ― Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that the Company has reached an agreement to acquire the egg production and marketing assets of Tampa Farm Service, Inc., located in Dover, Florida. Tampa Farm Service has been a major participant in the egg industry in the southeastern United States for over 50 years. The assets to be purchased by Cal-Maine include approximately four million laying hens in modern, in-line facilities, pullet growing facilities, two feed mills and a fleet of delivery trucks for both eggs and feed. In addition, the Company will acquire the 4-Grain™ brand of specialty eggs, certain flocks of contract laying hens, and Tampa Farm Service’s interest in American Egg Products, Inc. Stephens, Inc. acted as financial advisor to Tampa Farm Service on the transaction. The Company expects to close the transaction in early December 2008.

Commenting on the announcement, Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., said, “Cal-Maine Foods is very pleased to announce the acquisition of Tampa Farm Service. The additional production capacity will further enhance our ability to service our customers in this important market region. These are excellent facilities with a dedicated workforce which will be a good addition to the Cal-Maine team. We believe this transaction will add significant value for both our customers and shareholders.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 • JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905